Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2018 Results Towards the Upper End of Its Guidance Range;

Company Reaffirms Full Year Guidance

HIGHLIGHTS

•	First quarter 2018 loss per fully diluted share was $(0.60) compared to income of $0.49 for the same period in 2017.
•	First quarter 2018 adjusted earnings per fully diluted share was $0.18, $(0.43) below first quarter 2017.
•	First quarter 2018 net sales decreased (3.6)% compared to the same period last year.
•	First quarter 2018 net sales increased 1.9% compared to the same period last year, excluding the impact of the Soup and Infant Feeding (“SIF”) divestiture (2.8)% and SKU rationalization (2.7)%.
•	TreeHouse reaffirms 2018 guidance range for adjusted earnings per fully diluted share of $2.00 to $2.40.

Oak Brook, IL, May 3, 2018 — TreeHouse Foods, Inc. (NYSE: THS) today reported first quarter GAAP loss per fully diluted share of $(0.60) compared to GAAP income of $0.49 reported for the first quarter of 2017. The Company reported adjusted earnings per fully diluted share1 of $0.18 in the first quarter of 2018 compared to adjusted earnings of $0.61 for the first quarter of 2017.

“In the first quarter, we delivered both revenue and adjusted earnings per share above the midpoint of our guidance range,” said Steve Oakland, Chief Executive Officer and President. “Our progress to date has been solid, and I continue to be impressed with the tremendous effort our team is putting towards the key elements of TreeHouse 2020.”

“Our work to address near term challenges such as margin recovery is ongoing. More broadly, we are working to better position ourselves to address the evolving retail landscape,” continued Mr. Oakland. “As a private label industry leader, we are in the ideal position within food and beverage as private label continues to grow at the expense of brands. This year continues to be one of transition, but I’m encouraged by the progress we are making around TreeHouse 2020, our Structure to Win SG&A initiative, supply chain optimization, and rolling out our TreeHouse Management Operating Structure,” Mr. Oakland said.

Matthew Foulston, Chief Financial Officer of TreeHouse, continued, “I’m pleased with our start to the year. First quarter sales increased 1.9%, excluding the (2.8)% impact of the SIF divestiture last year and an approximate (2.7)% drag due to our SKU rationalization efforts. The year-over-year segment direct operating income decline was largely expected and was driven by pricing that has yet to fully cover higher commodity and escalating freight costs; offset, in part, by tighter SG&A expense control.”

[1]

Adjusted earnings per fully diluted share is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measure.

OUTLOOK

“In today’s market, private label is highly relevant and is one of the keys to helping our customers differentiate themselves and build consumer loyalty,” said Mr. Oakland. “As we improve our processes and put greater discipline in place, not only will we drive costs out, but we will better align our capabilities with our customers’ needs. In turn, I believe we can take advantage of the underlying growth in private label.”

The Company reaffirmed its 2018 adjusted guidance of $2.00 to $2.40 in earnings per fully diluted share. Regarding the second quarter of 2018, the Company expects adjusted earnings in the range of $0.20 to $0.30 per fully diluted share. The sequential increase compared to the first quarter of 2018 is driven by pricing realization, continued SG&A expense control, and operational improvement.

Because the Company cannot predict some of the key items impacting reported GAAP results, the second quarter forecast for both GAAP and adjusted earnings is the same. Regarding the full year, TreeHouse provided a GAAP earnings per fully diluted share guidance range of $1.22 to $1.62. The difference between the full year GAAP and adjusted (Non-GAAP) guidance ranges is related to the impact of adjusting for the items noted in the earnings per share reconciliation table for the three months ended March 31, 2018, equating to $0.78 per fully diluted share.

FIRST QUARTER 2018 FINANCIAL RESULTS

Net sales for the first quarter of 2018 totaled $1,481.2 million compared to $1,536.2 million for the same period last year, a decrease of (3.6)%. The change in net sales from 2017 to 2018 was due to the following:

	Dollars	Percent
	(Dollars in millions)
2017 Net sales	$1,536.2
Volume/mix	(29.8)	(1.9)%
Pricing	16.5	1.1
Product recalls	(2.4)	(0.2)
Divestiture	(42.6)	(2.8)
Foreign currency	3.3	0.2
2018 Net sales	$1,481.2	(3.6)%

The change in net sales was mostly explained by the divestiture of the SIF business in May 2017, which contributed 2.8% to the year-over-year decline. Volume/mix was also unfavorable year-over-year driven by the Beverages, Meals, and Snacks segments. Efforts to simplify and rationalize low margin SKUs contributed 2.7% to the volume/mix decline. Excluding the impact of the SIF divestiture in the second quarter of 2017 and SKU rationalization, net sales increased 1.9%. Pricing and foreign exchange were favorable 1.3%, in total, compared to the prior year. Included in first quarter 2017 net sales was a $2.4 million product recall reimbursement that did not repeat in 2018 and contributed a decrease of 0.2% to net sales year-over-year.

Gross profit as a percentage of net sales was 15.7% in the first quarter of 2018, compared to 18.6% in the first quarter of 2017. Included in cost of sales in the first quarter of 2018 was $9.7 million of expense associated with restructuring and other margin improvement activities compared to $4.2 million in the prior year. Also included in cost of sales in the first quarter of 2017 was a $1.4 million reimbursement related to product recalls. These transactions, coupled with the product recall reimbursement outlined above in net sales, decreased gross profit as a percentage of net sales by 0.6% in the first quarter of 2018 and 0.1% in the first quarter of 2017. The remaining 2.4% decrease in gross profit as a percentage of net sales was primarily due to higher operating costs (including costs associated with a labor dispute in the Beverages segment); higher commodity costs (primarily for cashews, durum, almonds, packaging, eggs, and oils), and unfavorable mix, partially offset by favorable pricing.

Operating expenses increased $21.5 million, or 9.8%, in the first quarter of 2018 compared to the first quarter of 2017. Operating expenses as a percentage of net sales increased 2.0 percentage points from 14.3% in the first quarter of 2017 to 16.3% in the first quarter of 2018. Included in operating expenses in the first quarter of 2018 was $13.0 million related to CEO transition costs and $28.9 million related to restructuring and margin improvement activities, which increased operating expenses as a percentage of net sales by 2.9 percentage points. Included in operating expenses in the first quarter of 2017 was $3.5 million related to acquisition, integration, divestiture, and related costs and $6.8 million related to restructuring and margin improvement activities, which contributed 0.7 percentage points to operating expenses as a percentage of net sales. Excluding these charges, operating expenses as a percentage of net sales decreased 0.2 percentage points in the first quarter of 2018 compared to 2017. This decline was primarily related to savings from the Structure to Win initiative, other cost saving measures, and a decrease in amortization expense due to lower intangible asset balances resulting from the impairment of the Snacks segment customer related intangible assets in the fourth quarter of 2017, partially offset by higher freight rates due to lower carrier acceptance rates and higher spot market prices.

Total other expenses, which includes interest expense, interest income, gain on foreign currency exchange, and other expense, net increased $7.6 million compared to the first quarter of 2017, primarily due to higher non-cash, mark-to-market expense from hedging activities and unfavorable fluctuations between the U.S. and Canadian dollar during the respective periods.

Income tax benefit of $9.8 million was recorded in the first quarter of 2018 compared to expense of $11.5 million for the same period of 2017. The effective rate was 22.3% for the first quarter of 2018 compared to 29.0% for the first quarter of 2017. The change in the effective tax rate for the first quarter of 2018 compared to the first quarter of 2017 was primarily a result of the decrease in the U.S. Federal statutory tax rate and an increase in non-deductible executive compensation expense. The Company’s effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss for the first quarter of 2018 was $34.1 million, compared to net income of $28.2 million for the same period of the previous year. Adjusted EBITDAS2 was $106.8 million in the first quarter of 2018, a 30.7% decrease compared to the first quarter of 2017. The decrease in adjusted EBITDAS was primarily due to higher commodity costs, higher operating/freight costs (including costs associated with a labor dispute in the Beverages segment), and unfavorable mix, partially offset by favorable pricing and cost saving initiatives.

The Company's share repurchase program continued in the first quarter with repurchases totaling $17.1 million, or 0.4 million shares. The Company plans to repurchase $50 million of shares through the plan and up to another $100 million opportunistically (total annual cap of $150 million) throughout 2018. The extent to which the Company repurchases shares and the timing of such repurchases will depend on market conditions and other factors.

The Company’s first quarter 2018 results included seven items noted below that, in management’s judgment, affect the assessment of earnings period-over-period.

RECONCILIATION OF DILUTED (LOSS) INCOME PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Diluted earnings per share per GAAP	$(0.60)	$0.49
Restructuring and margin improvement activities	0.68	0.19
CEO transition costs	0.23	—
Mark-to-market adjustments	0.10	—
Foreign currency loss (gain) on re-measurement of intercompany notes	0.03	(0.01)
Acquisition, integration, divestiture, and related costs	—	0.06
Product recall reimbursement	—	(0.06)
Taxes on adjusting items	(0.26)	(0.06)
Adjusted diluted EPS	$0.18	$0.61

[2] Adjusted EBITDAS is a Non-GAAP financial measure. See” Comparison of Adjusted Information to GAAP Information” below for the definition of Adjusted EBITDAS, information concerning certain items affecting comparability, and a reconciliation of Adjusted EBITDAS to net loss, the most comparable GAAP measure.

SEGMENT RESULTS

Baked Goods

Segment Metrics

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Net sales	$346.0	$341.1
Direct operating income	28.0	41.9
Direct operating income percent	8.1%	12.3%

Change in Net Sales from Prior Year

Volume/mix	0.2%
Pricing	0.9
Foreign currency	0.3
Total change in net sales	1.4%

The change in net sales in the Baked Goods segment in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to favorable pricing, favorable foreign currency, and favorable volume/mix from increased distribution predominantly in the cracker and cookie categories. The change in direct operating income margin in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to higher commodity costs (packaging, wheat, oils, and eggs), higher freight costs due to freight rate increases reflecting the competitive current market spot rates, and higher warehouse costs, partially offset by lower operating costs and lower selling, general, and administrative expenses.

Beverages

Segment Metrics

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Net sales	$249.1	$268.0
Direct operating income	39.4	58.7
Direct operating income percent	15.8%	21.9%

Change in Net Sales from Prior Year

Volume/mix	(6.3)%
Pricing	(0.8)
Total change in net sales	(7.1)%

The change in net sales in the Beverages segment in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to unfavorable volume/mix related to the labor dispute at a Beverage plant and competitive pressure, principally in the single serve beverages, liquid beverages, and tea categories, and unfavorable pricing from competitive pressure. The change in direct operating income margin in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to unfavorable mix, higher commodity costs (primarily related to oils), and higher freight costs due to freight rate increases reflecting the competitive current market spot rates and a shift in mix from customer pick-up to delivery, partially offset by lower selling, general, and administrative expenses.

Condiments

Segment Metrics

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Net sales	$315.2	$310.1
Direct operating income	27.2	31.7
Direct operating income percent	8.6%	10.2%

Change in Net Sales from Prior Year

Volume/mix	(0.3)%
Pricing	1.1
Foreign currency	0.8
Total change in net sales	1.6%

The change in net sales in the Condiments segment in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to favorable pricing and favorable foreign currency exchange rates, partially offset by unfavorable volume/mix from simplification and SKU rationalization and competitive pressure in the pickles, sauces, and jams categories. The change in direct operating income margin in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to higher commodity costs (primarily packaging and eggs), higher operating costs, and higher freight costs due to freight rate increases reflecting the competitive current market spot rates, partially offset by favorable foreign currency exchange and lower selling, general, and administrative expenses.

Meals

Segment Metrics

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Net sales	$277.0	$324.0
Direct operating income	29.9	34.0
Direct operating income percent	10.8%	10.5%

Change in Net Sales from Prior Year

Volume/mix	(3.1)%
Pricing	1.7
Divestiture	(13.1)
Total change in net sales	(14.5)%

The change in net sales in the Meals segment in the first quarter of 2018 compared to the first quarter of 2017 was mostly explained by the divestiture of the SIF business. Also contributing to the decrease in net sales was unfavorable volume/mix from competitive pressure (principally in the dry dinner, pasta, and ready-to-eat cereal categories), partially offset by favorable pricing adjustments due to commodity price fluctuations. The change in direct operating income margin in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to lower operating costs from recent restructuring and margin improvement activities and lower selling, general, and administrative expenses, partially offset by higher commodity costs (primarily in durum) and higher freight costs due to freight rate increases reflecting the competitive current market spot rates.

Snacks

Segment Metrics

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Net sales	$293.9	$290.6
Direct operating income	6.7	12.5
Direct operating income percent	2.3%	4.3%

Change in Net Sales from Prior Year

Volume/mix	(1.1)%
Pricing	2.2
Total change in net sales	1.1%

The change in net sales in the Snacks segment in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to favorable pricing from commodity-based price increases, partially offset by unfavorable volume/mix from soft consumer trends and competitive pressure. The change in direct operating income margin in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to higher commodity costs (predominantly in cashews), higher operating costs due to weather related issues, and higher freight costs due to freight rate increases reflecting the competitive current market spot rates, partially offset by lower selling, general, and administrative expenses.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the Non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“adjusted diluted EPS”) reflects adjustments to GAAP (loss) income per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, and foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of adjusted diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Condensed Consolidated Statements of Operations, is presented above.

Adjusted Net Income, Adjusted EBIT, and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net (loss) income as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS metric outlined above.

Adjusted EBIT represents adjusted net income before interest expense, interest income, and income tax expense. Adjusted EBITDAS represents adjusted EBIT before depreciation expense, amortization expense, and non-cash stock-based compensation expense. Adjusted EBIT and adjusted EBITDAS are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net (loss) income for the three month periods ended March 31, 2018 and 2017 calculated according to GAAP, adjusted net income, adjusted EBIT, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow which represents net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities for the three months ended March 31, 2018 and 2017 calculated according to GAAP and free cash flow is presented in the attached tables.

Conference Call Webcast

A webcast to discuss the Company’s first quarter earnings and its outlook will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with over 40 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our TreeHouse 2020 restructuring and margin improvement plan, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; integration of the Private Brands acquisition and our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; our ability to attract, hire, and retain key employees; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions, except per share data)

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$128.5	$132.8
Investments	13.7	14.1
Receivables, net	345.2	329.8
Inventories	940.6	918.3
Prepaid expenses and other current assets	104.9	89.7
Total current assets	1,532.9	1,484.7
Property, plant, and equipment, net	1,279.2	1,294.4
Goodwill	2,178.7	2,182.0
Intangible assets, net	752.8	773.0
Other assets, net	41.9	45.2
Total assets	$5,785.5	$5,779.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$648.7	$589.7
Current portion of long-term debt	10.1	10.1
Total current liabilities	658.8	599.8
Long-term debt	2,533.2	2,535.7
Deferred income taxes	175.8	178.4
Other long-term liabilities	197.9	202.1
Total liabilities	3,565.7	3,516.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.4 and 56.6 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(45.8)	(28.7)
Additional paid-in capital	2,124.2	2,107.0
Retained earnings	213.3	245.9
Accumulated other comprehensive loss	(72.5)	(61.5)
Total stockholders’ equity	2,219.8	2,263.3
Total liabilities and stockholders’ equity	$5,785.5	$5,779.3

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended
	March 31,
	2018	2017
	(Unaudited)
Net sales	$1,481.2	$1,536.2
Cost of sales	1,249.3	1,249.8
Gross profit	231.9	286.4
Operating expenses:
Selling and distribution	108.4	104.6
General and administrative	81.1	79.1
Amortization expense	22.2	28.6
Other operating expense, net	28.9	6.8
Total operating expenses	240.6	219.1
Operating (loss) income	(8.7)	67.3
Other expense:
Interest expense	28.5	29.7
Interest income	(2.0)	(2.8)
Loss on foreign currency exchange	2.5	0.1
Other expense, net	6.2	0.6
Total other expense	35.2	27.6
(Loss) income before income taxes	(43.9)	39.7
Income taxes	(9.8)	11.5
Net (loss) income	$(34.1)	$28.2

Net (loss) earnings per common share:
Basic	$(0.60)	$0.50
Diluted	$(0.60)	$0.49
Weighted average common shares:
Basic	56.5	56.9
Diluted	56.5	57.6

Supplemental Information:
Depreciation and amortization	$67.0	$72.4
Stock-based compensation expense, before tax	16.3	7.5

The following table reconciles the Company’s net (loss) income to adjusted net income, adjusted EBIT, and adjusted EBITDAS for the three months ended March 31, 2018 and 2017:

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME,

ADJUSTED EBIT, AND ADJUSTED EBITDAS

		Three Months Ended March 31,
		2018	2017
		(unaudited in millions)
Net (loss) income per GAAP		$(34.1)	$28.2
Restructuring and margin improvement activities	(1)	38.6	11.0
CEO transition costs	(2)	13.0	—
Mark-to-market adjustments	(3)	5.6	0.2
Foreign currency loss (gain) on re-measurement of intercompany notes	(4)	1.9	(0.8)
Product recall reimbursement	(5)	—	(3.8)
Acquisition, integration, divestiture, and related costs	(6)	(0.1)	3.7
Less: Taxes on adjusting items		(14.8)	(3.5)
Adjusted net income		10.1	35.0
Interest expense		28.5	29.7
Interest income		(2.0)	(2.8)
Income taxes		(9.8)	11.5
Add: Taxes on adjusting items		14.8	3.5
Adjusted EBIT		41.6	76.9
Depreciation and amortization	(7)	58.8	69.7
Stock-based compensation expense	(8)	6.4	7.5
Adjusted EBITDAS		$106.8	$154.1

			Three Months Ended
		Location in Condensed	March 31,
		Consolidated Statements of Operations	2018	2017
			(unaudited in millions)
(1)	Restructuring and margin improvement activities	Other operating expense, net	$28.9	$6.8
		Cost of sales	9.7	4.2
(2)	CEO transition costs	General and administrative	13.0	—
(3)	Mark-to-market adjustments	Other expense, net	5.6	0.2
(4)	Foreign currency loss (gain) on re-measurement of intercompany notes	Loss on foreign currency exchange	1.9	(0.8)
(5)	Product recall reimbursement	Net sales	—	(2.4)
		Cost of sales	—	(1.4)
(6)	Acquisition, integration, divestiture, and related costs	General and administrative	(0.1)	3.6
		Other operating expense, net	—	0.1
(7)	Depreciation included as an adjusting item	Cost of sales	8.2	2.7
(8)	Stock-based compensation expense included as an adjusting item	General and administrative	9.9	—

TREEHOUSE FOODS, INC.

CASH FLOW KEY METRICS

	Three Months Ended March 31,
	2018	2017
	(In millions)
Net Cash Flows Provided By (Used In):
Operating activities	$57.8	$78.5
Investing activities	(41.7)	(43.5)
Financing activities	(20.1)	(30.3)

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2018	2017
	(In millions)
Cash flow provided by operating activities	$57.8	$78.5
Less: Capital expenditures	(41.4)	(43.4)
Free cash flow	$16.4	$35.1